AGREEMENT

THIS AGREEMENT is made this __________________________ by and among Haas Neuveux & Co., hereinafter called "HANX", Productos Forestales Bolivar C.A., a company organized under the laws of Venezuela, hereinafter called "PFB", and William Richard Smith, hereinafter called "Smith".

RECITALS:

WHEREAS, HANX desires to acquire 100% of the issued and outstanding shares of the common stock of PFB, in exchange for 77,000,000 authorized but unissued shares of the $.001 par value common stock of HANX, pursuant to a plan of reorganization within the meaning of IRC (1986), Section 368(a)(1)(B), as amended, and

WHEREAS, SMITH desires to exchange 100% of the issued and outstanding shares of the common stock of PFB currently owned by SMITH, in exchange for said 77,000,000 shares of HANX.

NOW THEREFORE, in consideration of the mutual promises, covenants and representations contained herein, and to consummate the foregoing plan of reorganization, the parties hereby adopt said plan of organization and agree as follows:

                            ARTICLE I

                      EXCHANGE OF SECURITIES

1.01 Issuance of HANX Shares. Subject to all of the terms and conditions of this Agreement, HANX agrees to issue to SMITH
77,000,000 fully paid and nonassessable unregistered shares of HANX common stock in exchange for 100% of the outstanding PFB common stock, 20 shares, all of which are currently owned by SMITH.

1.02 Transfer of PFB Shares. In exchange for HANX's stock being issued to SMITH as above described, SMITH shall on the closing date and concurrent with such issuance of HANX's common stock, delivery to HANX 100% of the outstanding commons stock of PFB.

                            ARTICLE II

              INDEMNIFICATION OF FINDER/NO AFFILIATE

2.01 Indemnification of Finder/Broker. Negotiations relative to this Agreement and related transactions have been conducted with the assistance of Harper & Harper Management, Inc. who is acting as a broker, finder and consultant on behalf of both PFB and HANX. PFB, HANX and SMTIH agree to hold harmless and indemnify Harper & Harper Management, Inc. and its officers and directors from any and all claim, demand, cause of action or suit _______ or filed in connection with the within Agreement or any related transaction or the operation or promotion of PFB and/or HANX or the trading of their shares.

2.02 No Affiliate. All parties agree that after the exchange of shares as provided above, that neither Harper and Harper Management, Inc., nor any of its officers and directors have any ongoing or other business relationship with any of the parties to this Agreement, or their officers, directors and promoters, nor any family or other relationship with such and therefore have no ability to exercise any control or influence of the management and conduct of HANX's business and therefore are non affiliates of HANX.


          1-1

                           ARTICLE III

          REPRESENTATIONS, AGREEMENTS AND WARRANTIES OF
                          SMITH AND PFB

3.01 Organization. PFB is a corporation duly organized, validly existing, and in good standing under laws of Venezuela, has all necessary corporate powers to own its properties and to carry on its business as now owned and operated by it, is duly qualified to do business and is in good standing in any jurisdiction its business requires qualification.

3.02 Capital. The authorized capital stock of PFB consists of 20 shares of common stock, of which 20 shares are currently issued and outstanding. All of the issued and outstanding shares are validly issued, fully paid and nonassessable.

3.03     Subsidiaries.  PFB does not have any subsidiaries.

3.04 Directors and Officers. Exhibit 3.04 to this Agreement contains the names and titles of all directors and officers of PFB as of the date of this Agreement.

3.05 Financial Statements. Exhibit 3.05 of this Agreement includes the audited financial statements of PFB.

3.06 Absence of Changes. Since the date of PFB's most recent financial statements included in Exhibit 3.05 there have been no changes in its financial condition or operations, except for changes in the ordinary course of business.

3.07 Absence of Undisclosed Liabilities. As of the date of PFB's most recent balance sheet included in Exhibit 3.05 it did not have any material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected in such balance sheet.

3.08 Tax Returns. Within the times and in the manner prescribed by law, PFB has filed all federal, state and local tax returns required by law, has paid all taxes, assessments and penalties due and payable and has made adequate provision on its most recent balance sheet for any unpaid taxes. There are no present disputes as to taxes of any nature payable by PFB.

3.09 Investigation of Financial Condition. Without in any manner reducing or otherwise mitigating the representations contained herein, HANX and/or its attorneys shall have the opportunity to meet with accountants and attorneys to discuss the financial condition of PFB. PFB shall made available to HANX and/or its attorneys all books and records of PFB. If the transaction contemplated hereby is not completed, all documents received by HANX and/or its attorneys shall be returned to PFB and all information so received shall be treated as confidential.

3.10 Patents, Trade Names and Rights. PFB owns or holds all necessary patents, trademarks, service marks, trade names, copyrights and other rights necessary to the conduct or proposed conduct of its business.

3.11     Compliance with Laws.    PFB has complied with, and is not
in violation of, applicable federal, state or local statutes, laws and regulations affecting its properties or the operation of its business.

3.12 Litigation. PFB is not a party to, nor to the best of its knowledge is there pending or threatened, any suit, action, arbitration or legal, administrative or other proceeding, or governmental investigation concerning its business, assets or


          1-2


financial condition. PFB is not in default with respect to any order, writ, injunction or decree of any federal, state, local or foreign court or agency, nor is it engaged in any lawsuit to recover monies due to it.

3.13 Authority. The Board of Directors of PFB authorized the execution of this Agreement and the consummation of the transactions contemplated herein and has full power and authority to execute, deliver and perform this Agreement.

3.14 Ability to Carry Out Obligations. The execution and deliver of this Agreement by PFB and the performance of its obligations hereunder in the time and manner contemplated will not cause, constitute or conflict with or result in (i) any breach of the provisions of any license, indenture, mortgage, charter, instrument, certificate of incorporation, bylaw or any other agreement or instrument to which it is a party or by which it may be bound, nor with any consents or authorizations of any party other than those hereto be required, (ii) an event that would permit any party to any agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation, or (iii) an event that results in the creation or imposition of any lien, charge or encumbrance on any asset.

3.15     Full Disclosure.   None of the representations and
warranties made by SMITH or PFB herein or in any exhibit, certificate or memorandum furnished or to be furnished by SMITH or PFB, or on either's behalf, contains or will contain any untrue statement of material fact, or omits any material fact, the omission of which would be misleading.

3.16 Assets. PFB has good and marketable title to all of its property free and clear of any and all liens, claims or encumbrances except as may be indicated in Exhibit 3.05.

3.17 Indemnification. SMITH and PFB agree to defend and hold HANX and its officers and directors harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities or damages, including interest, penalties and reasonable attorney's fees, that it shall incur or suffer, which arise out of, result from or relate to any breach of this Agreement or failure by SMITH or PFB to perform with respect to any of its representations, warranties or covenants contained in this Agreement or in any exhibit or other instrument furnished or to be furnished under this Agreement.

3.18 Authority to Exchange. As of the date of this Agreement, SMITH holds 100% of the shares of PFB common stock. Such shares are owned of record and beneficially by SMITH and such shares are not subject to any lien, encumbrance or pledge. SMITH holds authority to exchange such shares pursuant to this Agreement.

3.19 Investment Intent. SMITH understands and acknowledges that the shares of HANX common stock offered for exchange or sale pursuant to this Agreement are being offered in reliance upon the exemption from registration requirements of the Securities Act of 1993, as amended (the "Act), pursuant to Section 4(2) of the Act and the rules and regulations promulgated thereunder, for nonpublic offerings and makes the following representations, agreements and warranties with the intent that the same may be relied upon in determining the suitability of SMITH as a purchaser of HANX common stock:

(a) The shares of HANX common stock are being acquired solely for the account of SMITH for investment purposes only, and not with a view to, or for sale in connection with, any distribution thereof, and with no present intention of distributing or reselling any part of the HANX common stock acquired;

(b) SMITH agrees not to dispose of his HANX common stock or any portion thereof unless and until counsel for HANX shall have determined that the intended disposition is permissible and does not violate the Act or any applicable Federal or state securities laws, or the rules and regulations thereunder.

(c) SMITH agrees that the certificates evidencing the HANX commons stock acquired pursuant to this Agreement will have a legend placed thereon stating that they have not been registered under the Act of any state securities laws and setting forth or referring to the restrictions on transferability and sale of the HANX commons stock, and that stop transfer instruction shall be placed with the transfer agent for said certificate.

(d) SMITH acknowledges that HANX has made all records and documentation pertaining to HANX common stock available to them and their qualified representatives, if any, and has offered such person or persons an opportunity to ask questions and further


          1-3


discuss the proposed acquisitions of HANX common stock, and any available information pertaining thereto, with the officers and directors of HANX, and that all such questions and information requested have been answered by HANX and its officers ad directors to SMITH's satisfaction.

(e) SMITH has carefully evaluated his financial resources and investment position and the risks associated with this transaction and is able to bear the economic risks of this transaction; and he has substantial knowledge and experience in financial, business and investment matters and is qualified as a sophisticated investor, and is capable of evaluating the merits and risks of this transaction; and he desires to acquire the HANX common stock on the terms and conditions set forth;

(f) SMITH is able to bear the economic risk of an investment in the HANX commons stock; and

(g) SMITH understands that an investment in the HANX commons stock is illiquid and SMITH has no need for liquidity in this investment.

3.20     Receipt of Relevant Information.     SMITH and PB have
received from HANX all financial and other information concerning
HANX and its promoters, officers and directors.

3.21     Public "Shell" Corporation.     PFB and SMITH are aware
that HANX has public shareholders and is a "shell" corporation without significant assets or liabilities, further that public companies are subject to extensive and complex state, federal and other regulations. Among other requirements, SMITH and PFB are aware that a form 8-K must be filed with the United States Securities and Exchange Commission within fifteen days after closing which filing requires that audited financial statements be filed within sixty days after the filing of the 8-K, and they agree that such responsibility shall not be responsibility of Harper & Harper Management, Inc., its officers, directors or employees nor the existing officers of HANX, but the sole responsibility of the new officers and directors of HANX. SMITH and PFB are aware of the legal requirements and obligations of public companies, understand that regulatory efforts regarding public shell transactions similar to the transaction contemplated herein has been and is currently being exerted by some states, the U.S. Securities & Exchange Commission and the National Association of Securities Dealers, Inc.
(NASD), and are fully aware of their responsibilities, following closing, to fully comply with all securities laws and regulations, and agree to do so.

3.22     No Assurances or Warranties.   SMITH and PFB acknowledge
that there can be no assurance regarding the tax consequences of this transaction, nor can there be any assurance that the Internal Revenue Code or the regulations promulgated thereunder will not be amended in such manner as to deprive them of any tax benefit that might otherwise be received. SMITH and PFB are relying upon the advice of their own tax advisors with respect to the tax aspects of this transaction. No representations or warranties have been made by HANX, Harper & Harper Management, Inc., or their officers, directors, affiliates or agents, as to the benefits to be derived by SMITH or PFB in contemplating this transaction, nor have any of them made any warranty or agreement, expressed or implied, as to the tax or securities consequences of the transactions contemplated by this Agreement or the tax or securities consequences of any action pursuant to or growing out of this Agreement.


                            ARTICLE IV

        REPRESENTATIONS, AGREEMENTS AND WARRANTIES OF HANX

HANX represents, agrees and warrants that:

4.01 Organization. HANX is a corporation duly organized, validly existing, and in good standing under laws of Colorado, has all necessary corporate powers to own its properties and to carry on its business as now owned and operated by it, is duly qualified to do business and is in good standing in any jurisdiction its business requires qualification.

4.02 Capital. The authorized capital stock of HANX consists of 100,000,000 shares of $.001 par value common stock, of which 20,960,058 shares are currently issued and outstanding. All of the issued and outstanding shares are validly issued, fully paid and nonassessable. All currently outstanding shares of HANX Common Stock have been issued in compliance with applicable federal and state securities laws.


          1-4


4.03 Subsidiaries. HANX has no subsidiaries and does not own any interest in any other enterprise.

4.04 Directors and Officers. Exhibit 4.04 to this Agreement contains the names and titles of all directors and officers of HANX as of the date of this Agreement.

4.05 Financial Statements. Exhibit 4.05 of this Agreement includes HANX's audited financial statements as of December 31, 1997. The financial statements have been prepared in accordance with generally accepted accounting principles and practices consistently followed throughout the period indicated and fairly present the financial position of HANX as of the dates of the balance sheets included in the financial statements and the results of operations for the periods indicated.

4.06 Absence of Changes. Since the date of HANX's most recent financial statements, there has not been any change in its financial condition or operations, except for changes in the ordinary course of business.

4.07 Absence of Undisclosed Liabilities. As of the date of HANX's most recent balance sheet, included in Exhibit 4.05, it did not have any material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected in such balance sheet.

4.08 Tax Returns. Within the times and in the manner prescribed by law, HANX has filed all federal, state and local tax returns required by law, has paid all taxes, assessments and penalties due and payable and has made adequate provision on its most recent balance sheet for any unpaid taxes. There are no present disputes as to taxes of any nature payable by HANX.

4.09 Investigation of Financial Condition. Without in any manner reducing or otherwise mitigating the representations contained herein, PFB and SMITH shall have the opportunity to meet with HANX's accountants and attorneys to discuss the financial condition of HANX. HANX shall made available to PFB and SMITH all books and records of HANX.

4.10 Patents, Trade Names and Rights. HANX does not use any patents, trade marks, service marks, trade names or copyrights in its business.

4.11     Compliance with Laws.    HANX has complied with, and is
not in violation of, applicable federal, state or local statutes, laws and regulations affecting its properties or the operation of its business.

4.12 Litigation. HANX is not a party to, nor to the best of its knowledge is there pending or threatened, any suit, action, arbitration or legal, administrative or other proceeding, or governmental investigation concerning its business, assets or financial condition. HANX is not in default with respect to any order, writ, injunction or decree of any federal, state, local or foreign court or agency, nor is it engaged in, nor does it anticipate it will be necessary to engage in, any lawsuits to recover money or real or personal property.

4.13 Authority. The Board of Directors of HANX authorized the execution of this Agreement and the transactions contemplated herein and has full power and authority to execute, deliver and perform this Agreement.

4.14 Ability to Carry Out Obligations. The execution and deliver of this Agreement by HANX and the performance of its obligations hereunder in the time and manner contemplated will not cause, constitute or conflict with or result in (i) any breach of the provisions of any license, indenture, mortgage, charter, instrument, certificate of incorporation, bylaw or any other agreement or instrument to which it is a party or by which it may be bound, nor with any consents or authorizations of any party other than those hereto be required, (ii) an event that would permit any party to any agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation, or (iii) an event that results in the creation or imposition of any lien, charge or encumbrance on any asset.

4.15     Full Disclosure.   None of the representations and
warranties made by HANX herein or in any exhibit, certificate or memorandum furnished or to be furnished by it or on its behalf, contains or will contain any untrue statement of material fact, or omits any material fact, the omission of which would be misleading.

4.16 Assets. HANX has good and marketable title to all of its property free and clear of any and all liens, claims and


          1-5


encumbrances except as may be indicated in Exhibit 4.05.

4.17 Indemnification. HANX agrees to indemnify, defend and hold harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities or damages, including interest, penalties and reasonable attorney's fees, incurred or suffered, which arise out of, result from or relate to any breach of this Agreement or failure by HANX to perform, any of its representations, warranties or covenants contained in this Agreement or in any exhibit or other instrument furnished or to be furnished under this Agreement.

4.18 Validity of HANX Shares. The shares of HANX $.001 par value common stock to be issued pursuant to this Agreement will be duly authorized, validly issued, fully paid and nonassessable under Colorado law.

                            ARTICLE V

                     ACTIONS PRIOR TO CLOSING

5.01 Investigative Rights. Prior to the Closing Date each party shall provide to the other parties, including the parties' counsel, accountants and other authorized representatives, full access during normal business hours (upon reasonable advance written notice) to such parties' books and records.

5.02 Conduct of Business. Prior to the Closing Date, each party shall conduct its business in the normal course and shall not see, pledge or assign any assets, without the prior written approval of other parties. No party shall amend its certificate of incorporation of bylaws, declare dividends, redeem or sell stock or other securities, incur additional liabilities, acquire or dispose of fixed assets, change employment terms, enter into any material or long-term contract, guarantee obligations of any third party, settle or discharge any balance sheet receivable for less than its stated amount, pay more on any liability that its stated amount or enter into any other transaction other than in the regular course of business.

                            ARTICLE VI

                             CLOSING

6.01 Closing. The closing (the "Closing") of this transaction shall be held at the offices of HANX, or such other place as shall be mutually agreed upon, on or before ______, 1998 (the "Closing
Date").

(a) HANX shall issue 77,000,000 shares of its $.001 par value commons stock in a certificate or certificates representing such shares;

(b) SMITH shall deliver the certificates representing 100% of the shares of PFB commons stock (20 shares);

(c) HANX shall deliver a signed consent or minutes of its Board of Directors, approving this Agreement and authorizing the matters set forth herein;

(d) PFB shall deliver a signed consent or minutes of its Board of Directors approving this Agreement and authorizing the matters set forth herein;

(e) HANX's existing Board of Directors will (i) elect three new directors, as named by SMITH to act as officers and directors of HANX in the capacities set forth in Exhibit 6.01 and (ii) the two current directors will resign their positions with HANX effective the Closing Date.


          1-6

                           ARTICLE VII

                          MISCELLANEOUS

7.01 Captions and Headings. The article and paragraph headings throughout this Agreement are for convenience and reference only and shall not be deemed to define, limit or add to the meaning of any provision of this Agreement.

7.02     No Oral Change.   This Agreement may not be changed or
modified except in writing signed by the party against whom enforcement of any change or modification is sought.

7.03 Non-Waiver. Except as otherwise expressly provided herein, no waiver of a covenant, condition or provision of this Agreement shall be deemed to have been made unless executed in writing and signed by the party against whom such waiver is charged. The failure of any party to insist in any one or more cases upon the performance of any covenant, condition or provision of this Agreement shall not be construed as a waiver or relinquishment for the future of any covenant, condition or provision. No waiver by any party of one breach by the other shall be construed as a waiver with respect to a subsequent breach.

7.04 Time of Essence. Time is of the essence of this Agreement and of each and every provision hereof.

7.05 Entire Agreement. This Agreement contains the entire agreement and understanding between the parties and supersedes all prior agreements and understandings.

7.06 Choice of Law/Arbitration. This Agreement and its application, shall be governed under the laws of the State of Colorado. Any and all disputes and controversies of every kind and nature between the parties hereto arising out of or relating to this Agreement relating to the existence, construction, validity, interpretation or meaning, performance, non-performance enforcement, operation, breach, continuance of termination thereof shall be subject to an arbitration mutually agreeable to the parties, or in the absence of such mutual agreement, then subject to arbitration in accordance with the rules of the American Arbitration Association. It is the intent of the parties hereto and the purpose of this provision to make the submission to arbitration of any dispute or controversy arising hereunder an express condition precedent to any legal or equitable action or proceeding of any nature whatsoever.

7.07    Counterparts.   This Agreement may be executed in one or
more counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.

7.08 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed so the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and property addressed as follows:

Haas Neuveux & Co., S.A.
2000 - 1066 West Hastings Street
Vancouver, BC V6B 3X2


          1-7


PFB and SMITH
Urb.La Corniza Calle Tegucigalpa
Manzana No. 1, Quinta No. 6
Puerto Ordaz Bde Bolivar
Venezuela

7.09 Expenses. The parties will pay their own legal, accounting and other expenses incurred in connection with this Agreement.

7.10 Survival of Representations and Warranties. The representations, warranties and covenants set forth in this Agreement or in any instrument, certificate, opinion or other writing provided for in it, shall survive the Closing Date.

7.11 Further Documents. The parties agree to execute any and all other documents and to take such other action or corporate proceedings has may ben necessary or desirable to carry out the terms hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

Haas Neuveux and Company


/s/______________________________
President


Productos Forestales Bolivar, C.A.


/s/_____________________________        (SEAL)
President


/s/William Richard Smith
William Richard Smith